Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-72438) pertaining to the Nashua Corporation Employees’ Savings Plan of our report dated June 20, 2007, with respect to the financial statements and schedule of the Nashua Corporation Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Manchester, New Hampshire
June 20, 2007